Exhibit 3.1

CERTIFICATE OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

J.A. COSMETICS HOLDINGS, INC.

The undersigned, Ronald Cami, certifies that he is the Secretary of J.A. Cosmetics Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware and does hereby further certify as follows:

The name of the Corporation is “J.A. Cosmetics Holdings, Inc.” The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on December 20, 2013.

The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Secretary as of this 31st day of January, 2014.

J.A. COSMETICS HOLDINGS, INC.

/s/ Ronald Cami
Ronald Cami
Secretary

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

J.A. COSMETICS HOLDINGS, INC.

ARTICLE ONE

NAME OF THE CORPORATION

The name of the corporation is J.A. Cosmetics Holdings, Inc. (the “Corporation”).

ARTICLE TWO

REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

NATURE OF BUSINESS

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation shall have authority to issue is 5,200.000 shares, consisting of 5,000,000 shares of common stock, $0.01 par value per share, and 200,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).

ARTICLE FIVE

PREFERRED STOCK

A.	Dividends.

(i)	General Obligation. When and as declared by the Corporation’s board of directors (the “Board”) and to the extent not prohibited under the General

Corporation Law of the State of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Preferred Stock as provided in this Section V.A. Dividends shall accrue on each share of the Preferred Stock (a “Share”) on a daily basis at the rate of 8% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue regardless of whether or not (a) such dividends have been declared, (b) there are profits or surplus (as defined in the General Corporation Law of the State of Delaware) available for payment or (c) the Corporation is prohibited from paying dividends under applicable law. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

(ii)	Dividend Reference Dates. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2014 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the three (3)-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

(iii)	Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the number of Shares held by each such holder.

B. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon) or (ii) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Preferred Stock was converted into Conversion Stock immediately prior to such event, and except as otherwise provided in Section V.D, the holders of Preferred Stock shall not be entitled to any further payment with respect to their Shares. If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section V.B, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Preferred Stock held by each such holder. Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Junior Securities in connection with such liquidation, dissolution or winding up.

C. Priority of Preferred Stock on Dividends and Redemptions. So long as any Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock from present or former employees or directors of the Corporation and its Subsidiaries in accordance with agreements entered into with such employees or directors.

D.	Redemptions.

(i)	Optional Redemptions. The Corporation may at any time and from time to time redeem all or any portion of the Shares then outstanding; provided that no redemption pursuant to this Section V.D(i) may be made for less than the equivalent of $25,000,000. Upon any such redemption, the Corporation shall pay a price per Share equal to the amount payable on such Shares pursuant to Section V.B (as determined in good faith by the Board).

(ii)	Mandatory Redemptions. In the event of the Corporation’s initial Public Offering, the Corporation shall redeem, contemporaneously with the consummation of such initial Public Offering, all of the Preferred Stock owned by all holders thereof at a price per Share equal to the amount payable on such Shares pursuant to Section V.B (as determined in good faith by the Board); provided the amount under Section V.B(ii) shall be based on the net proceeds received by the Corporation per share of Common Stock sold in such initial Public Offering.

(iii)

Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in cash immediately available funds equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon). If on any Redemption Date the Corporation is prohibited, under applicable law or the debt financing agreements to which the Corporation is subject, from redeeming the total number of Shares to be redeemed on such date, the Corporation shall redeem the maximum number of Shares that it is not prohibited under applicable law or such debt financing agreements from so redeeming pro rata among the holders of the Shares to be redeemed. At any time thereafter when the Corporation is not prohibited under applicable law or such debt financing agreements from redeeming additional Shares which the

Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed, the Corporation shall immediately redeem the maximum number of such Shares that it is not prohibited by applicable law or such debt financing agreements from redeeming pro rata among the holders of the Shares upon the same basis until all of such Shares have been redeemed.

(iv)	Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of Preferred Stock to each record holder thereof not more than sixty (60) nor less than thirty (30) days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation’s option, the Corporation shall become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

(v)	Determination of the Number of Each Holder’s Shares to be Redeemed. Except as otherwise provided herein, the number of Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

(vi)	Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

(vii)	Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

(viii)	Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Preferred Stock on the basis of the number of Shares owned by each such holder.

E. Voting Rights. Except as otherwise required by applicable law, all holders of Preferred Stock shall be entitled to a number of votes per share equal to the number of shares of Conversion Stock issuable with respect to a share of Preferred Stock upon conversion thereof on the record date for the matter being voted upon, voting as a single class together with all holders of Common Stock, on all matters to be voted on by the Corporation’s stockholders.

F.	Conversion Procedure.

(i)	At any time and from time to time, any holder of Preferred Stock may convert all or any portion of Preferred Stock held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $1,000 and dividing the result by the Conversion Price then in effect.

(ii)	Except as otherwise provided herein, each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Preferred Stock shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)	The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any premium payable with respect thereto).

(iv)	Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(v)	As soon as possible after a conversion of Preferred Stock has been effected (but in any event within three business days in the case of paragraph (A) below), the Corporation shall deliver to the converting holder:

(A) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(B) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vi)	If the Corporation is prohibited under applicable law from paying any portion of the accrued and unpaid dividends on Preferred Stock being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as (and to the maximum extent as) the Corporation is not prohibited from doing so under applicable law. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.

(vii)	The issuance of certificates for shares of Conversion Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary or appropriate in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(viii)	The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock. The Corporation shall assist and cooperate with any holder of Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Preferred Stock hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

(ix)	The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary or appropriate to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of Preferred Stock.

(x)	If the shares of Conversion Stock issuable by reason of conversion of Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder’s option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

G.	Conversion Price.

(i)	The initial Conversion Price shall be $10. In order to prevent dilution of the conversion rights granted under this Section V.G(i), the Conversion Price shall be subject to adjustment from time to time pursuant to this Section V.G and Sections V.H, V.I, V.J and V.K.

(ii)	If and whenever on or after the original date of issuance of Preferred Stock the Corporation issues or sells, or in accordance with Section V.H is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Market Price of the Common Stock determined as of the date of such issue or sale, then immediately upon such issue or sale the Conversion Price shall be reduced to the following: the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance or sale, plus (y) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of the Common Stock by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(iii)	Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of shares of Common Stock to employees, directors, consultants, other service providers or vendors of the Corporation and its Subsidiaries pursuant to stock option plans and stock ownership plans approved by the Board.

H. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section V.G, the following shall be applicable:

(i)

Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options (other than pursuant to Section V.G(iii)) and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Market Price of the Common Stock determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section V.H, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii)	Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section V.H, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Article Five, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)	Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv)	Treatment of Expired Options and Unexercised Convertible Securities. Subject to Section V.G(iii), upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)	Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be determined jointly by the Corporation and the holders of a majority of the outstanding Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Preferred Stock, acting reasonably. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(vi)	Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

(vii)	Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii)

Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

I.	Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

J.	Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of Preferred Stock then outstanding) to insure that each of the holders of Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. In each such case (other than Preferred Stock being converted into the right to receive cash), the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of Preferred Stock then outstanding) to insure that the provisions of this Article Five shall thereafter be applicable to Preferred Stock and stock or securities issued with respect thereto. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

K.	Certain Events. If any event occurs of the type contemplated by the provisions of this Article Five but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Article Five or decrease the number of shares of Conversion Stock issuable upon conversion of each Share.

L.	Notices.

(i)	Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)	The Corporation shall give written notice to all holders of Preferred Stock at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii)	The Corporation shall also give written notice to the holders of Preferred Stock at least ten (10) days prior to the date on which any Organic Change shall take place.

M.	Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

N.	Definitions.

“Affiliate” means with respect to the Corporation any other Person controlling, controlled by or under common control with the Corporation, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Common Stock” means, collectively, the Corporation’s common stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section V.G hereof whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Preferred Stock.

“Conversion Stock” means shares of the Corporation’s Common Stock, par value $0.01 per share; provided that if there is a change such that the securities issuable upon conversion of Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Preferred Stock or any other class or series of the Corporation’s capital stock which is senior to or pari passu with the Preferred Stock with respect to preference and priority on dividends, redemptions and liquidations as permitted by the terms of the Preferred Stock hereunder or approved by a vote of the holders of the Preferred Stock as provided hereunder.

“Liquidation Value” of any Share shall be equal to $1,000.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by NASDAQ, or any similar successor organization, in each such case averaged over a period of eleven (11) days consisting of the day as of which “Market Price” is being determined and the ten (10) consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange, the term ‘‘business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any securities exchange or quoted in the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of Preferred Stock (without applying any marketability, minority or other discounts). If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined (without applying any marketability, minority or other discounts) by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of Preferred Stock, acting reasonably. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually,’ paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Sale of the Company” means (a) any sale, transfer or issuance or series of sales, transfers and/or issuances of any capital stock of the Corporation by any holders thereof or the Corporation itself which results in any Person or group of Persons (as the term “group” is defined in the Securities Exchange Act of 1934, as amended), other than TPG Growth II, L.P., or any of its Affiliates, acquiring outstanding capital stock of the Corporation possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Board, or (b) (i) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of transactions (other than sales in the ordinary course of business) or (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power to elect a majority of the Board immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power to elect a majority of the Board; provided that a Public Offering shall not constitute a Sale of the Company.

“Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more Subsidiaries of the Corporation or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

ARTICLE SIX

COMMON STOCK

A. Generally. Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

B. Voting Rights. Except as otherwise required by applicable law, all holders of Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the Corporation’s stockholders.

C. Dividends. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

D. Liquidation. Subject to the provisions of the Preferred Stock, the holders of Common Stock shall be entitled to participate pro rata at the same rate per share in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

ARTICLE SEVEN

REGISTRATION OF TRANSFER AND REPLACEMENT

The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of each class of its capital stock. Upon the surrender of any certificate representing shares of any class of capital stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will represent such number of shares of such series as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. Subject to any other restrictions on transfer to which such holder or such shares may be bound, the Corporation will also register such new certificate in such name as requested by the holder of the surrendered certificate.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, however, that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such number of shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

ARTICLE EIGHT

PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE NINE

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE TEN

MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or as set forth in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE ELEVEN

FIDUCIARY DUTIES

Except to the extent that the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Any amendment or repeal of this Article Eleven shall not adversely affect any right or protection of a director of the Corporation under the General Corporation Law of the State of Delaware existing at the time of such repeal or modification, and shall not apply to or have any effect on the liability or alleged liability of any director with respect to any acts or omissions of such directors occurring prior to such amendment or repeal.

ARTICLE TWELVE

SECTION 203 OF GENERAL CORPORATION LAW

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE THIRTEEN

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that if any such amendment, alteration, change or repeal would adversely affect in any material respect the rights, preferences or privileges of any class of the Corporation’s capital stock, such amendment, alteration, change or repeal shall also require the written consent of the holders of a majority of the shares of such adversely affected class of capital stock; provided, further that if any such amendment, alteration, change or repeal would, individually or in the aggregate, adversely affect in any material respect the rights, preferences or privileges of any Non-TPG Shares (without regard to any effect on the individual circumstances of the holder of such Non-TPG Shares) disproportionately to the effect of such amendment, alteration, change or repeal on the rights, preferences or privileges of the TPG Shares, such amendment, alteration, change or repeal shall also require the written consent of the holders of a majority of the Non-TPG Shares. “TPG Shares” and “Non-TPG Shares” shall have the meanings ascribed to them in that certain Stockholders Agreement, dated as of January 31, 2014, by and among the Corporation and the stockholders party thereto.

ARTICLE FOURTEEN

OTHER BUSINESS OF THE STOCKHOLDERS

A. Generally. Each stockholder or any of its Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any Subsidiary thereof, and the Corporation, any Subsidiary of the Corporation, the directors of the Corporation, the directors of any Subsidiary of the Corporation and the other stockholders shall have no rights by virtue of this certificate of incorporation in and to such ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Corporation or any Subsidiary thereof, shall not be deemed wrongful or improper.

B. TPG. In recognition that TPG elf Holdings, L.P. (“TPG”) and its Affiliates have access to information about the Corporation and its Subsidiaries that will enhance such persons’ knowledge and understanding of the industries in which the Corporation and its Subsidiaries operate, and currently have and will in the future have or will consider acquiring, investments in numerous companies with respect to which TPG and its Affiliates may serve as an advisor, a director or in some other capacity, and in recognition that TPG and its Affiliates have myriad duties to various investors and partners, and in anticipation that the Corporation, on the one hand, and TPG and its Affiliates, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation hereunder, except as TPG may otherwise agree in writing:

(i)	TPG and its Affiliates or their, respective, employees, consultants, directors, partners, members and agents (collectively the “Associates”) will have the right:

(A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation and its Subsidiaries), (B) to directly or indirectly do business with any client or customer of the Corporation or its Subsidiaries, (C) to take any other action that TPG or its Associates believes in good faith is necessary to or appropriate to fulfill its obligations to third parties and (D) not to communicate or present potential transactions, matters or business opportunities to the Corporation or its Subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person or entity;

(ii)	TPG and its Associates will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Corporation or its Affiliates or to refrain from any actions specified above, and the Corporation, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require TPG or its Associates to act in a manner inconsistent with the provisions of this Section XIV.B(ii);

(iii)	none of TPG nor any of its Associates will be liable to the Corporation or any of its Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section XIV.B or of any such person’s or entity’s participation therein; and

(iv)	there is no restriction on TPG or its Associates from using such knowledge and understanding in making investment, voting, monitoring, governance or other decisions relating to other entities or securities;

provided, however, notwithstanding the foregoing, if TPG or any of its Affiliates learn of a corporate or business opportunity from the Company, neither TPG, TPG Growth II, L.P. nor any of their controlled Affiliates shall communicate, present or direct such opportunity to third parties or pursue, directly or indirectly, any such opportunity for itself unless the Company determines not to pursue such opportunity.

J.A. COSMETICS HOLDINGS, INC.

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

J.A. Cosmetics Holdings, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), certifies that:

1. The name of the Company is J.A. Cosmetics Holdings, Inc. The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 20, 2013.

2. The Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on January 31, 2014 (the “Restated Certificate”), is hereby amended by replacing Article One thereof with the following new Article One:

“ARTICLE ONE

NAME OF THE CORPORATION

The name of the corporation is e.l.f. Beauty, Inc. (the “Corporation”).”

3. All other provisions of the Restated Certificate shall remain in full force and effect.

4. This amendment has been duly adopted by the Board of Directors of the Company in accordance with the applicable provisions of Section 242 of the DGCL.

(Signature page follows)

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on April 26, 2016.

J.A. COSMETICS HOLDINGS, INC.

/s/ Tarang Amin
Tarang Amin
Chief Executive Officer